Investment Corporation

Aames Investment Corporation Announces Loan Production Management Restructuring

Los Angeles, California, January 30, 2006 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today announced a restructuring of its corporate management team in order to consolidate its operating channels and better align its infrastructure and costs with the current market environment in the subprime sector.

In connection with the restructuring initiatives, the Company also announced that its President and Chief Operating Officer, John Vella, has resigned to pursue other opportunities. Two current executives, Mr. Michael Matthews and Mr. James Fullen, will assume Mr. Vella’s responsibilities. Mr. Matthews, currently Executive Vice President of National Retail Sales and Marketing, has been promoted to Chief Production Officer and will be responsible for all of the sales and marketing efforts for both the retail and wholesale channels. Mr. Fullen, currently Senior Vice President and head of Aames’ retail operations and settlement services, has been promoted to Executive Vice President – Chief Operations Officer for Retail and Wholesale, with responsibility for the operational processes of both the retail and wholesale channels. Both Mr. Matthews and Mr. Fullen will report directly to Mr. A. Jay Meyerson, Chairman and Chief Executive Officer of Aames.

Mr. Meyerson commented on the restructuring, “We believe that this consolidation of our retail and wholesale channels will not only create greater efficiency, but will also enhance our service levels and response time to customers. We are fortunate to have in Mike and Jim, executives with the experience and track record capable of leading our combined channels in meeting the challenges of the current subprime market. Given the recent growth and solid financial results that our retail channel achieved under Mike and Jim, this new channel management structure was a natural result of the continued refinement of our loan production operations. We appreciate the contributions made by John Vella during his tenure with the Company and wish him well in his new endeavors.”

Mr. Matthews and Mr. Fullen joined Aames in 2002 in their respective roles and have led the Company’s rebuilding and growth of its retail channel. Prior to joining Aames, Matthews and Fullen held a variety of management positions with Associates First Capital, Mr. Matthews most recently serving as Executive Vice President of Associates Home Equity Services and Mr. Fullen serving most recently as President, Home Equity Loan Offices.

As part of its corporate restructuring plan, Aames also eliminated a number of corporate overhead positions in its loan production operations.

About Aames Investment Corporation

Aames is a mortgage REIT and, through its subsidiary Aames Financial Corporation, originates mortgage loans in 47 states. Aames Financial is a fifty-year old national mortgage banking company focused primarily on originating subprime residential mortgage loans through wholesale and retail channels under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; the occurrence of natural disasters (including the adverse impact of hurricanes Katrina, Rita and Wilma); (x) extensive government regulation; and (xi) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the company, see the Form 10-K for the year ended December 31, 2004 and other filings with the SEC made by the company. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven C. Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.